Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

(302) 498-6944

Incyte Reports 2011 Fourth-Quarter and Full-Year Financial Results; Provides 2012 Financial Guidance; Updates Shareholders on Key Clinical Programs

•                  Jakafi™ (ruxolitinib) approved by the FDA for treatment of patients with intermediate or high-risk myelofibrosis on November 16, 2011

•                  $2.0 million in net fourth-quarter revenue from Jakafi and $2.3 million in net deferred revenue; $4.9 million of Jakafi shipped to specialty pharmacies

•                  Clinical benefits of Jakafi discussed in multiple presentations at 2011 ASH Annual Meeting

Conference Call Scheduled Today at 8:30 a.m. ET

WILMINGTON, DE, Feb. 15, 2012 (Business Wire) — Incyte Corporation (Nasdaq: INCY) today reported fourth-quarter and full-year 2011 financial results, including revenue from its first commercial product, JakafiTM, which was approved by the US Food & Drug Administration (FDA) for intermediate or high-risk myelofibrosis (MF) on November 16, 2011. The Company also provided 2012 financial guidance; described key Phase III data presented at the 2011 American Society of Hematology (ASH) Annual Meeting; and provided updated information about key clinical programs.

“Upon FDA approval, our commercial team mobilized immediately. Our sales team was trained on the final label that afternoon; IncyteCARES, our comprehensive support program, was handling patient calls within two hours of approval; our specialty pharmacies had product within one week; and the first patient received the medication seven days after approval,” stated Paul A. Friedman, M.D., Incyte’s President and Chief Executive Officer.

“We are seeing strong interest from patients and physicians in Jakafi and we’re encouraged by the level of sales achieved in only six weeks after approval,” added Dr. Friedman.

Product Revenues

During the fourth quarter, the Company shipped $4.9 million of Jakafi to its specialty pharmacies. The Company began shipping product on November 22, 2011 after FDA approval of Jakafi on November 16, 2011.

The Company currently uses the sell-through method for Jakafi revenue recognition, which means revenue is deferred until the specialty pharmacy ships product to the patient.

Through December 31, $2.3 million of product was delivered to patients and recognized as gross revenue and $2.6 million gross was deferred. The gross to net adjustment for product revenue recognized was approximately $0.3 million, resulting in net product revenue of $2.0 million. The gross to net adjustment for deferred revenue was approximately $0.3 million, resulting in net deferred revenue of $2.3 million.

The Company expects to transition from the sell-through method to the sell-in method to recognize revenue (i.e., when the specialty pharmacy receives product) once a sufficient period of time has elapsed to enable the Company to estimate product returns.

Recent Clinical Highlights:

Jakafi (ruxolitinib) - a JAK1 and JAK2 Inhibitor

•                  On November 16, 2011, the FDA approved Jakafi for the treatment of patients with intermediate or high-risk myelofibrosis (MF), including primary MF, post-polycythemia vera MF and post-essential thrombocythemia MF.  The Company estimates that patients with intermediate or high-risk MF represent approximately 80 to 90 percent of the MF patient population in the United States.

•                  Further analyses of the Phase III data for Jakafi were presented at the 2011 ASH Meeting:

•                  Srdan Verstovsek, M.D., Ph.D., Associate Professor, Department of Leukemia, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center, Texas and the principal investigator of COMFORT-I, presented data that showed a consistent benefit of ruxolitinib over placebo in spleen volume reduction and symptom improvement across multiple subgroups and overall survival advantage.

•                  Ruben Mesa, M.D., Professor of Medicine, Chair, Division of Hematology & Medical Oncology, Mayo Clinic, Arizona presented results demonstrating that reduction in spleen volume was associated with improvements in myelofibrosis symptoms and quality of life measures in patients treated with ruxolitinib.

•                  Claire Harrison, M.D., Guy’s and St. Thomas’ NHS Foundation Trust, Guy’s Hospital, London, Lead Investigator, COMFORT-II presented data demonstrating that patients who received ruxolitinib had significantly greater reductions in splenomegaly than did patients who received best available therapy in all patient subgroups regardless of gender, age, mutation status, IPSS risk category, baseline spleen size, MF subtype, or ruxolitinib starting dose.

•                  The global Phase III trial evaluating ruxolitinib in patients with advanced polycythemia vera who are resistant to or intolerant of hydroxyurea (the RESPONSE trial) continues to enroll patients and is expected to complete recruitment of 200 patients in 2012. Results from the RESPONSE trial are expected in the second half of 2013.

•                  A randomized Phase II trial of ruxolitinib in combination with capecitabine for patients with recurrent or treatment refractory metastatic pancreatic cancer (the RECAP trial) is actively enrolling patients. RECAP is expected to enroll approximately 130 patients by the end of 2012.

•                  An investigator-sponsored trial evaluating ruxolitinib in patients with lymphoma is also underway and is expected to enroll approximately 90 patients.

•                  Multiple other investigator-sponsored trials evaluating ruxolitinib are ongoing including two Phase I/II trials in adults with advanced hematologic malignancies (acute myeloid leukemia, acute lymphocytic leukemia, myelodysplastic syndrome and chronic myelogenous leukemia) and relapsed or refractory acute leukemia, and a Phase I/II trial in children with hematologic malignancies and solid tumors.

LY3009104 (formerly known as INCB28050) - a JAK1 and JAK2 Inhibitor

•                  The six-month dose-ranging Phase IIb trial in patients with rheumatoid arthritis, conducted by our collaboration partner Eli Lilly and Company, is nearing completion with results expected in 2012.

•                  Plans for a Phase III trial in patients with rheumatoid arthritis are underway.

•                  A Phase IIb trial in patients with moderate to severe psoriasis was initiated in December 2011 with primary endpoint results expected in 2013.

INCB28060 (also known as INC280) — a c-MET Inhibitor

•                  The initial Phase I trial in patients with solid tumors is ongoing and expected to continue until a maximum-tolerated or maximum-feasible dose is identified. This compound is licensed to Novartis as part of the Incyte-Novartis collaboration.

INCB24360 — an IDO Inhibitor

•                  The dose-escalation phase of a Phase I trial is ongoing and we expect to begin Phase II trials in patients with melanoma before mid-year and in patients with ovarian cancer later this year.

Early-Stage Development and Discovery Programs

•                  The Company is continuing to advance several early development and discovery programs in oncology and inflammation, which will be described more fully at a later time.

2011 Fourth-Quarter and Full-Year Financial Results

Revenues

Total revenues for the quarter ended December 31, 2011, were $28.9 million as compared to $85.9 million for the same period in 2010.  The decrease, as compared to the same period in 2010, was primarily the result of a $50.0 million milestone payment from Novartis related to the initiation of the RESPONSE Phase III trial and a $19.0 million milestone payment from Lilly related to the initiation of the Phase IIb trial in rheumatoid arthritis recognized in the fourth quarter of 2010.  Revenue for the quarter ended December 31, 2011, also included a $10.0 million milestone payment from the Company’s collaborative agreement with Novartis for the approval of Jakafi by the FDA.

Total revenues for the full year ended December 31, 2011, were $94.5 million as compared to $169.9 million for the same period in 2010.  The decrease in total revenue from 2010 to 2011 was primarily the result of the receipt of a $50.0 million milestone payment from

Novartis related to the initiation of RESPONSE, milestone payments of $30.0 million and $19.0 million from Lilly in connection with the JAK1/JAK2 inhibitor, LY3009104 and a $3.0 million milestone payment from Pfizer for the CCR2 antagonist program, all of which were recognized in 2010.

Net Income/Loss

Quarter Ended December 31, 2011

Net loss for the fourth quarter ended December 31, 2011, was $55.1 million, or $0.44 per share, as compared to net income of $32.5 million, or $0.26 and $0.24 per basic and diluted share, for the same period in 2010.  The decrease from net income in the fourth quarter of 2010 to a net loss in the fourth quarter of 2011 is primarily due to $69.0 million of milestone payments from the Company’s collaborative partners recognized in the fourth quarter of 2010.

Also included in net loss for the quarter ended December 31, 2011, was $7.4 million of non-cash expense related to the impact of expensing employee stock options, compared to $4.1 million included in net income for the same period in 2010.

Year Ended December 31, 2011

Net loss for the full year 2011 was $186.5 million, or $1.49 per basic and diluted share as compared to a net loss of $31.8 million, or $0.26 per basic and diluted share, for the full year 2010. The increase in net loss from 2010 to 2011 is primarily due to the $102 million of milestone payments recognized in 2010, partially offset by the $25 million of milestone payments recognized in 2011.

Included in net loss for the year ended December 31, 2011, was $29.0 million of non-cash expense related to the impact of expensing employee stock options, compared to $14.9 million for the same period of 2010.

Operating Expenses

Research and development expenses for the quarter ended December 31, 2011, were $51.9 million, as compared to $32.8 million for the same period in 2010.  Included in research and development expenses for the quarter ended December 31, 2011, was a non-cash expense of $4.6 million related to the impact of expensing employee stock options, as compared to $2.7 million for the same period in 2010.

Research and development expenses for the full year 2011 were $178.7 million, as compared to $123.9 million for 2010.  Included in research and development expenses for the full year 2011 was a non-cash expense of $18.6 million related to the impact of expensing employee stock options, as compared to $10.0 million for 2010.

The increase in research and development expenses for the quarter and full year ended December 31, 2011, compared to the comparable prior year periods was due to the advancement of the Company’s pipeline and increased non-cash employee stock option expense.  The Company expects its research and development expenses to vary from period to period, primarily due to the timing of its clinical development activities.

Selling, general and administrative expenses for the quarter ended December 31, 2011, were $21.2 million, as compared to $10.8 million for the same period in 2010.  Included in selling, general and administrative expenses for the quarter ended December 31, 2011, was a non-cash expense of $2.8 million related to the impact of expensing employee stock options as compared to $1.4 million for the same period in 2010.

Selling, general and administrative expenses for the full year 2011 were $58.2 million, as compared to $32.3 million for 2010.  Included in selling, general and administrative expenses for the full year 2011 was a non-cash expense of $10.4 million related to the impact of expensing employee stock options, as compared to $4.9 million for 2010.

Increased selling, general and administrative expenses for the quarter and full year ended December 31, 2011, compared to the comparable prior year periods reflected the additional costs related to the commercialization of Jakafi for intermediate or high-risk MF.  In addition, included in 2011 fourth quarter’s selling, general and administrative expenses are the costs associated with the Company’s 60-person sales team hired in the third quarter of 2011.

Interest Expense

Interest expense for the quarter and full year ended December 31, 2011, was $11.2 million and $43.8 million, respectively, as compared to $10.6 million and $43.3 million for the comparable periods in 2010.  Included in interest expense for the quarter and the year ended December 31, 2011, was $6.4 million and $24.8 million, respectively, of non-cash charges to amortize the discount on the Company’s 4.75% Convertible Senior Notes due 2015, as compared to $5.6 million and $23.4 million for the same periods in 2010.  Increased interest expense for the full year 2011 is primarily attributable to the accretion of the discount related to the 4.75% Convertible Senior Notes.

Cash Position

As of December 31, 2011, cash, cash equivalents and marketable securities totaled $277.6 million compared to $424.2 million as of December 31, 2010.  These amounts exclude $19.0 million and $37.9 million, respectively, of restricted cash and investments held in an escrow account reserved for interest payments through October 2012 on the 4.75% Convertible Senior Notes.

2012 Financial Guidance

Given the early stage of our product launch, the Company does not intend to provide product revenue guidance until the Company has greater clarity on the product launch sales trajectory and key trends underlying product revenue.

The Company’s 2012 financial guidance provided below reflects broad investment expected across its clinical pipeline to support multiple ongoing research and development activities as well as the necessary commercial investment to support the launch of Jakafi for intermediate or high-risk MF.

•                  Revenues: Excluding Jakafi net product revenues and any potential milestones received from collaborations, the Company expects revenues of $67 million from the amortization of the upfront payments received under the Novartis and Lilly collaborative agreements.

•                  Research and Development Expenses:  The Company expects that research and development expenses will be in the range of $215 to $225 million, including a non-cash expense of approximately $25 to $28 million related to the impact of expensing employee stock options.

•                  Selling, General and Administrative Expenses: The Company expects selling, general and administrative expenses to be in the range of $82 to $88 million, including a non-cash expense of approximately $13 to $15 million related to the impact of expensing employee stock options.

•                  Interest Expense:  The Company expects interest expense to be approximately $46 million, including a non-cash expense of $27 million related primarily to the amortization of the discount on the 4.75% Convertible Senior Notes.

Conference Call Information

Incyte will hold its fourth quarter 2011 financial results conference call this morning at 8:30 a.m. ET.  To access the conference call, please dial 877-407-8037 for domestic callers or 201-689-8037 for international callers.  When prompted, provide the conference identification number, 387792.

If you are unable to participate, a replay of the conference call will be available for thirty days.  The replay dial-in number for the U.S. is 877-660-6853 and the dial-in number for international callers is 201-612-7415.  To access the replay you will need the conference account number 278 and the identification number 387792.

The conference call will also be webcast live and can be accessed at www.incyte.com under Investor Relations — Events and Webcasts.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based biopharmaceutical company focused on the discovery, development and commercialization of proprietary small molecule drugs for oncology and inflammation.  For additional information on Incyte, please visit the Company’s website at www.incyte.com.

Important Safety Information — Jakafi

Treatment with Jakafi can cause hematologic adverse reactions, including thrombocytopenia, anemia and neutropenia, which are each dose-related effects, with the most frequent being thrombocytopenia and anemia. A complete blood count must be performed before initiating therapy with Jakafi. Complete blood counts should be monitored as clinically indicated and dosing adjusted as required. The three most frequent non-hematologic adverse reactions were bruising, dizziness and headache. Patients with platelet counts less than 200 X 109/L at the start of therapy are more likely to develop thrombocytopenia during treatment. Thrombocytopenia was generally reversible and was usually managed by reducing the dose or temporarily withholding Jakafi. If clinically indicated, platelet transfusions may be administered. Patients developing anemia may require blood transfusions. Dose modifications of Jakafi for patients developing anemia may also be considered. Neutropenia (ANC <0.5 X 109/L) was generally reversible and was managed by temporarily withholding Jakafi. Patients should be assessed for the risk of developing serious bacterial, mycobacterial, fungal and viral infections. Active serious infections should have resolved before starting Jakafi. Physicians should carefully observe patients receiving Jakafi for signs and symptoms of infection (including herpes zoster) and initiate appropriate treatment promptly. A dose modification is recommended when administering Jakafi with strong CYP3A4 inhibitors or in patients with renal or hepatic impairment [see Dosage and Administration]. Patients should be closely monitored and the dose titrated based on safety and efficacy. There are no adequate and well-controlled studies of Jakafi in pregnant women. Use of Jakafi during pregnancy is not recommended and should only be used if the potential benefit justifies the potential risk to the fetus. Women taking Jakafi should not breast-feed. Discontinue nursing or discontinue the drug, taking into account the importance of the drug to the mother.

For full Prescribing Information for Jakafi, visit www.Jakafi.com.

Forward Looking Statements

Except for the historical information set forth herein, the matters set forth in this press release, including without limitation statements regarding our plans and expectations with respect to Jakafi™(ruxolitinib), including the potential efficacy and therapeutic and commercial value of Jakafi, our expectation that the RESPONSE trial will complete recruitment of 200 patients in 2012 and results from the RESPONSE trial being expected in the second half of 2013, our expectation that the RECAP trial will enroll approximately 130 patients by the end of 2012, our expectation that the investigator-sponsored trial evaluating ruxolitinib in patients with lymphoma will enroll approximately 90 patients,  our expectation of results in 2012 from the six-month dose-ranging Phase IIb trial evaluating LY3009104 in patients with rheumatoid arthritis and primary endpoint results in 2013 from the Phase IIb trial in patients with moderate to severe psoriasis conducted by our collaboration partner Eli Lilly and Company, our expectation that the initial Phase I trial evaluating INCB28060 in patients with solid tumors will continue until a maximum-tolerated or maximum-feasible dose is identified, our expectation to begin Phase II trials with INCB24360 in patients with melanoma before mid-year and in patients with ovarian cancer later this year, our expectation to transition from the sell-through method to the sell-in method to recognize revenue, and financial guidance about expected revenues, research and development expenses, selling, general and administrative expenses and interest expense contain predictions, estimates and other forward-looking statements.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to the efficacy or safety of Jakafi, the acceptance of Jakafi in the marketplace, risks related to market competition, the results of further research and development, risks and uncertainties associated with sales, marketing and distribution requirements, risks that results of clinical trials may be unsuccessful or insufficient to meet applicable regulatory standards, the ability to enroll sufficient numbers of subjects in clinical trials, other market or economic factors and technological advances, unanticipated delays, the ability of Incyte to compete against parties with greater financial or other resources, risks associated with Incyte’s dependence on its relationships with its collaboration partners, greater than expected expenses, changes in the timing of expenditures related to clinical development and sales and marketing activities, and other risks detailed from time to time in Incyte’s reports filed with the Securities and Exchange Commission, including our Form 10-Q for the quarter ended September 30, 2011.

Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Product revenues, net	$2,012	$—	$2,012	$—
Contract revenues	26,737	85,737	91,948	168,948
License and royalty revenues	140	133	495	930

Total revenues	28,889	85,870	94,455	169,878

Costs and expenses:

Research and development	51,877	32,774	178,707	123,880
Selling, general and administrative	21,152	10,765	58,219	32,328
Other expenses	—	19	712	(379)

Total costs and expenses	73,029	43,558	237,638	155,829

Income (loss) from operations	(44,140)	42,312	(143,183)	14,049
Interest and other income, net	213	867	462	1,416
Interest expense	(11,153)	(10,637)	(43,819)	(43,323)
Loss on repurchase of convertible senior and subordinated notes	—	—	—	(3,988)

Net income (loss)	$(55,080)	$32,542	$(186,540)	$(31,846)

Net income (loss) per share
Basic	$(0.44)	$0.26	$(1.49)	$(0.26)
Diluted	$(0.44)	$0.24	$(1.49)	$(0.26)
Shares used in computing basic and diluted net loss per share
Basic	126,388	122,966	125,362	121,628
Diluted	126,388	180,204	125,362	121,628

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(in thousands)

	December 31, 2011	December 31, 2010

Cash, cash equivalents, and short-term marketable securities	$277,594	$424,168
Total assets	328,962	489,581
Convertible senior notes(1)	298,193	276,445
Convertible subordinated notes	17,960	16,987
Total stockholders’ deficit	(227,077)	(88,644)

(1) Net of unamortized debt discount of $101.8 million and $123.6 million at December 31, 2011 and December 31, 2010, respectively.

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